If filing more than one
Page 32, "X" box:  ?

For period ending October 31, 2010          Exhibit 77Q-2

File number 811-7540

Section 16(a) Beneficial Ownership Reporting Compliance

The registrant is not aware of any report required to be filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, as amended, which was not timely filed.

Global High Income Fund Inc.